PROSPECTUS Dated June 2, 1997                     Pricing Supplement No. 35 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 17, 1997                                     Dated January 19, 1998
                                                                Rule 424(b)(3)
                  Morgan Stanley, Dean Witter, Discover & Co.
                      GLOBAL MEDIUM-TERM NOTES, SERIES D
           Euro Floating Rate Senior Bearer Notes Due February 2000

               The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due February 2000) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form.

               Application has been made to list the Notes on the Bourse de Paris (the "Paris Bourse").

               The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

Principal Amount:           FF 1,000,000,000

Maturity Date:              February 16, 2000; provided that if such day is
                            not a Business Day, the Maturity Date will be the next succeeding day that is a Business Day, and no interest shall accrue for the period from and after the Maturity Date.

Date of Issuance and
Settlement Date:            February 16, 1998

Interest Accrual Date:      February 16, 1998

Issue Price:                99.867%
                            See "Plan of Distribution" below.

Specified Currency:         French Francs

Redemption Price:           100%

Initial Redemption Date:    N/A

Initial Redemption
   Percentage:              N/A

Annual Redemption
   Percentage Reduction:    N/A

Optional Repayment
   Date(s):                 N/A

Total Amount of OID:        None

Original Yield to Maturity: N/A

Initial Accrual Period OID: N/A

Base Rate:                  PIBOR
                            See "Other Provisions" below.

Spread
   (Plus or Minus):         None

Spread Multiplier:          N/A

Interest Payment Dates:     Each February 16, May 16, August 16 and November
                            16, commencing May 16, 1998 (each an "Interest
                            Payment Date"); provided that if any such day
                            (other than the Maturity Date) is not a
                            Business Day, such Interest Payment Date will be the next succeeding day that is a Business
                            Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business
                            Day

Interest Payment Period:    Quarterly

Initial Interest Rate:      To be determined one Paris Banking Day prior to
                            the date of issuance.

Initial Interest
      Reset Date:           May 16, 1998; provided that if such day is not a
                            Business Day, such Initial Interest Reset Date will be the next succeeding day that is a Business Day, unless such succeeding Business
                            Day falls in the next succeeding calendar month, in which case such Initial Interest
                            Reset Date will be the immediately preceding day that is a Business Day.

Interest Reset Dates:       Each Interest Payment Date

Interest Reset Periods:     The period from and including an Interest Reset
                            Date to but excluding the immediately
                            succeeding Interest Reset Date.

Reporting Service:          Telerate 20041

Calculation Agent:          The Chase Manhattan Bank (London Branch)

                                                      (continued on next page)

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

Morgan Stanley S.A.
       Credit Commercial de France
              Credit Lyonnais
                     Paribas
                            Societe Generale



(continued from previous page)

Alternate Rate
      Event Spread:         N/A

Index Currency:             French Francs

Index Maturity:             3 months

Maximum Interest Rate:      N/A

Minimum Interest Rate:      N/A

Paying Agent:               Credit Lyonnais

Business Days:              Paris, New York

Exchange Date:              40 days after Date of Issuance (at the earliest)

Denominations:              FF 1,000,000

Common Code:                8392536

ISIN:                       FR0000491011

Code Sicovam:               49101

Other provisions:

      PIBOR: For each Interest Reset Date, PIBOR will be the Paris inter-bank offered rate for three month French Franc deposits as defined and calculated by the Association Francaise des Banques (the "AFB") and as published on Telerate Page 20041 (or such other page as may replace that page on that service for the purpose of displaying such rate) as of 11:00 a.m. (Paris time) on the Paris Banking Day preceding such Interest Reset Date. If, on such preceding Paris Banking Day, the AFB does not calculate or publish such rate, the Calculation Agent will request the principal Paris office of each of four major banks in the Paris interbank market to provide a quotation for the rate at which three-month French Franc deposits are offered by it in the Paris interbank market at approximately 11:00 a.m. (Paris time) on such preceding Paris Banking Day to prime banks in the Paris interbank market in an amount that is representative for a single transaction in that market at that time. If at least two quotations are provided, the rate for such Interest Reset Date will be the arithmetic mean of such quotations (as determined by the Calculation Agent and rounded, if necessary, to the fifth decimal place with 0.000005 being rounded upwards). If fewer than two quotations are provided as requested on such preceding Paris Banking Day, the Calculation Agent will determine PIBOR on the relevant Interest Reset Date and PIBOR will be the arithmetic mean (rounded, if necessary, to the fifth decimal place with 0.000005 being rounded upwards) of the rates quoted by at least two major banks in Paris, selected by the Calculation Agent, at approximately 11:00 a.m.
      (Paris time) on that Interest Reset Date for three month French Franc deposits to leading European banks in an amount that is representative for a single transaction in that market at that time provided that if the Calculation Agent is unable to determine PIBOR in accordance with the above provisions in relation to any Interest Period, PIBOR during such Interest Period will be PIBOR as last determined in relation thereto. If, on the replacement of the French Franc by the European single currency (the "Euro"), the definition and/or basis of calculation of PIBOR changes, or such rate ceases to exist and is replaced by a similar rate, such replacement or changed rate shall apply.

      Paris Banking Day: Paris Banking Day means any day on which deposits in French Francs are transacted in the Paris interbank market.

Plan of Distribution:

      On January 19, 1998, the Company agreed to sell to the managers listed in this Pricing Supplement (the "Managers"), and the Managers severally agreed to purchase, the principal amount of Notes set forth opposite their respective names below at a net price of 99.692%.

                                               Principal Amount of
                   Name                               Notes
                   ----                        --------------------
Morgan Stanley S.A........................    FF        840,000,000
Banque Paribas............................               40,000,000
Credit Commercial de France...............               40,000,000
Credit Lyonnais...........................               40,000,000
Societe Generale..........................               40,000,000
                                              ---------------------
     Total................................    FF      1,000,000,000
                                              =====================


      The Notes are being issued outside France and may not be offered to the public in France.

      The Company has undertaken not to offer, directly or indirectly, any Notes to the public in France.

      Each Manager has represented and agreed that it has not offered or sold and will not offer or sell, directly or indirectly, any Notes to the public in France, and that it has not distributed and will not distribute or cause to be distributed to the public in France the Prospectus or any amendment, supplement or replacement thereto including the Pricing Supplement or any other offering material relating to the Notes.

      In connection with the issue of the Notes, the documentation will be available for inspection at the offices of Credit Lyonnais, the Paying Agent, in France, located at:

      DOFE Centre de Bayeux
      Secteur RSV
      14408 Bayeux Cedex

      The documents incorporated by reference herein have not been submitted to the clearance procedure of the COB.


            PERSONNES QUI ASSUMENT LA RESPONSABILITE DE LA NOTE
          D'INFORMATION COMPOSEE DE LA PRESENTE NOTE D'OPERATION
         (PRICING SUPPLEMENT), DES DOCUMENTS DENOMMES "PROSPECTUS"
         ET "PROSPECTUS SUPPLEMENT" ENREGISTRES PAR LA COMMISSION DES OPERATIONS DE BOURSE SOUS LE NO. P97-198 DU 13 JUIN 1997


1.    Au nom de l'emetteur

A la connaissance de l'emetteur, les donnees de la presente Note d'Information sont conformes a la realite et ne comportent pas d'omission de nature a en alterer la portee.

Aucun element nouveau, autres que ceux mentionnes dans la presente Note d'Operation, intervenu depuis le 13 juin 1997, date du no. d'enregistrement P97-198 appose par la Commission des Operations de Bourse sur les documents denommes "Prospectus" et "Prospectus Supplement," n'est susceptible d'affecter de maniere significative la situation financiere de l'emetteur dans le contexte de la presente emission.

                Morgan Stanley, Dean Witter, Discover & Co.



                        --------------------------
                            Alexander C. Frank
                            Assistant Treasurer

2.    Au nom de la banque presentatrice

Personne assumant la responsabilite de la presente Note d'Information.

                            Morgan Stanley S.A.



                        --------------------------
                               Alice Bonardi
                             Financing Manager
                             Attorney-in-fact

La notice legale sera publiee au Bulletin des Annonces Legales Obligatoires
                        (BALO) du 13 fevrier 1998.
La presente Note d'Information ne peut pas etre distribuee en France avant la date effective de cotation de l'emprunt a la Bourse de
                   Paris et la publicite legale au BALO.

              VISA DE LA COMMISSION DES OPERATIONS DE BOURSE

En vue de la cotation a Paris des obligations, et par application des articles
 6 et 7 de l'ordonnance No. 67-833 du 28 septembre 1967, la Commission des Operations de Bourse a enregistre les documents denommes "Prospectus" et
"Prospectus Supplement" sous le no. P97-198 du 13 juin 1997 et a appose sur la
   presente Note d'Information le visa no. 98-      du    fevrier 1998.